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                      August 17, 2022

       Bernice E. Bell
       Chief Financial Officer
       AGNC Investment Corp.
       2 Bethesda Metro Center, 12th Floor
       Bethesda, Maryland 20814

                                                        Re: AGNC Investment
Corp.
                                                            Form 10-K for
fiscal year ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-34057

       Dear Ms. Bell:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction